Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-198500) of USD Partners LP of our report dated July 18, 2014, with respect to the combined financial statements of the predecessor to USD Partners LP as of December 31, 2013 and 2012 and for the years then ended, and of our report dated July 14, 2014, with respect to the balance sheet of USD Partners LP as of June 5, 2014.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas

September 22, 2014